Exhibit 99.1

May 7, 2008

Tucows Announces a $10 million Stock Buyback Program

TORONTO, May 7, 2008 - Tucows Inc. (TSX:TC, AMEX: TCX) today announced that its Board of Directors has approved a stock buyback program of up to $10 million for the repurchase of its common stock.  Tucows has also filed a notice of intention with the Toronto Stock Exchange (“TSX”) to make a normal course issuer bid through the facilities of the TSX.  Tucows will have the option to repurchase its shares of common stock either through the facilities of the TSX or the American Stock Exchange.

The notice filed with the TSX provides that Tucows may, during the twelve-month period commencing May 12, 2008, repurchase up to 6,361,769 shares of its common stock, which amount represents approximately 10% of the public float of Tucows.  For purposes of any repurchases made on the TSX, Tucows may only purchase up to a maximum of 4,188 shares in any daily trading session, which number represents 25% of the average daily trading volume on the TSX over the six month period ending April 30, 2008, unless the block purchase exception is relied upon.  As of May 7, 2008 there were 73,888,542 common shares outstanding. All shares purchased by Tucows under the normal course issuer bid will be cancelled.

The timing and exact number of common shares purchased will be at Tucows’ discretion and will depend on market conditions and may be suspended or discontinued at any time. Subject to applicable securities laws and stock exchange rules, all purchases will occur through the open market and may be in large block purchases. Tucows does not intend to purchase its shares from its management team or other insiders.

During Tucows’ previous stock buyback program which ended on February 15, 2008, Tucows repurchased 2,616,600 common shares.

NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.

About Tucows

Tucows provides Internet services for web hosting companies and ISPs. Through its global network of over 9,000 service providers it provides millions of email boxes and manages over eight million domains. Tucows is an accredited registrar with ICANN (the Internet Corporation for Assigned Names and Numbers). Tucows holds a domain name portfolio of approximately 150,000 domain names that are available for sale, monetized through advertising and support our wholesale Personal Names Service. Our Retail division sells Tucows services to consumers and small business owners through Domain Direct, ItsYourDomain.com and NetIdentity. Tucows.com remains one of the most popular software download sites on the Internet. For more information please visit: http://about.tucows.com.

This release may contain forward-looking statements, including the timing and total number of shares to be purchased under the share buyback program, which are based on Tucows Inc.’s operations, estimates, forecasts and projections. These statements are not guarantees of future performance and are subject to important risks, uncertainties and assumptions concerning future conditions that may ultimately prove to be inaccurate or differ materially from actual future events or results. A number of important factors could cause actual outcomes and results to differ materially from those expressed in these forward-looking statements. Consequently, investors should not place undue reliance on these forward-looking statements, which are based on Tucows Inc.’s current expectations, estimates, projections, beliefs and assumptions. These forward-looking statements speak only as of the date of this release and are based upon the information available to Tucows Inc. at this time. Tucows Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Leona Hobbs
Director of Communications
Tucows Inc.
(416) 538-5450
lhobbs@tucows.com